Exhibit 3.34

LIMITED LIABILITY COMPANY AGREEMENT

OF

FLEET STREET AVIATION, LLC

(a Washington Limited Liability Company)

Dated and Effective

as of

January 18, 2005

7.5	Record Date	9
7.6	Quorum	9
7.7	Manner of Acting	9
7.8	Proxies	9
7.9	Action by Members Without a Meeting	9
7.10	Waiver of Notice	10
ARTICLE 8-ALLOCATION OF OPERATIONAL FLIGHT HOURS		10
8.1	Allocated Hours	10
8.2	Additional Allocated Hours	10
ARTICLE 9 — CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS		10
9.1	Initial Capital Contributions	10
9.2	Additional Contributions	10
9.3	Failure to Make Capital Contributions	10
9.4	Failure to Pay Expenses and Redemption	11
9.5	Interest on Capital	11
9.6	Capital Accounts	11
9.7	Withdrawal or Reduction of Members’ Contributions to Capital	11
ARTICLE 10 — ALLOCATIONS OF NET PROFITS AND LOSSES		12
IO.I	Allocations Under Code Section 704(c)	12
10.2	Allocation of Net Profits and Net Losses	12
10.3	Transfer or Death	12
10.4	Authority to Vary Allocations	12
ARTICLE 11 — DISTRIBUTIONS		12
11.1	Distributions	12
11.2	Cash Distributions	12
11.3	In Kind Distributions	12
11.4	Withholding; Amounts Withheld Treated as Distributions	13
11.5	Limitation Upon Distributions	13
ARTICLE 12 — ACCOUNTING, BOOKS, AND RECORDS		13
12.1	Fiscal Year End	13
12.2	Accounting Principles	13
12.3	Loans to Company	13
12.4	Records and Reports	13
12.5	Tax Matters Partner	13
12.6	Returns	14
12.7	Tax Elections	14
ARTICLE 13 — TRANSFERABILITY		14
13.1	Transfer of Membership Interest	14
13.2	Offering Interest and Terms	14
ARTICLE 14 — MEMBERS WITHDRAWAL RIGHT		15
ARTICLE 15 — DISSOLUTION AND TERMINATION		15
15.1	Dissolution	15
15.2	Distribution Upon Termination	15
15.3	Allocation of Gains and Losses Upon Termination	16
15.4	Certificate of Cancellation	16

2

15.5	Return of Contribution Nonrecourse to Other Members	16
15.6	Winding-Up	16
ARTICLE 16 — INDEPENDENT ACTIVITIES OF MANAGER AND MEMBERS		16
ARTICLE 17 — POWER OF ATTORNEY		16
17.1	General	16
17.2	Power With an Interest	17
ARTICLE 18 — MISCELLANEOUS PROVISIONS		17
18.1	Notices	17
18.2	Waivers	17
18.3	Amendments	17
18.4	Waiver of Right of Partition	17
18.5	Rights and Remedies	17
18.6	Severability	17
18.7	Heirs, Successors and Assigns	18
18.8	Creditors	18
18.9	Counterparts	18
18.10	Arbitration	18
18.11	Attorneys’ Fees	18
18.12	Reasonableness	18
18.13	Construction	18
18.14	Execution of Additional Documents	18
18.15	Entire Agreement	18
18.16	Investment Representations	19
SCHEDULE A TRANSFER RESTRICTIONS		A-1
SCHEDULE B CAPITAL CONTRIBUTIONS		B-1

3

LIMITED LIABILITY COMPANY AGREEMENT

OF

FLEET STREET AVIATION, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is created effective January 18, 2005 by Laureate Education, Inc., a Maryland corporation, as the sole Member of Fleet Street Aviation, LLC, a Washington limited liability company.

RECITALS

WHEREAS, the Member forms the Company as a limited liability company pursuant to the Act and the laws of the State of Washington for the principal purpose of operating as an aircraft leasing company and to engage in any business, trade or activity that may be conducted lawfully by a limited liability company organized under the Washington Limited Liability Company Act as amended; and,

WHEREAS, the Member desires to set forth in writing the terms and conditions upon which the Member has formed the Company, as well as the affairs of the Company and the conduct of its business.

NOW THEREFORE, the Member states the following:

ARTICLE 1— DEFINITIONS AND INTERPRETATIONS

1.1                                        Definitions . The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Act” means the Washington Limited Liability Company Act, as amended (RCW Ch. 25.15).

“Aircraft” means a Sovereign 680, serial number 680-0003, FAA registration number N602CS, of which the Company owns an undivided one-sixteenth (1/16th) interest.

“Assignee” means the holder or transferee of an interest in the Company who has not been admitted as a Member of the Company. An Assignee shall have no right to participate in the Management of the business and affairs of the Company. An Assignee is entitled to share in such profits and losses, to receive such distributions, and to receive such allocations of income, gain, loss, deduction or credit or similar item to which the assignor was entitled, subject to the limitations applicable to the assignor, to the extent of the transferred interest.

“Agreement” means this Limited Liability Company Agreement, as originally executed and as subsequently amended from time to time.

“Available Hours” means the total number of operational flight hours, including Allocated Hours and Additional Hours (as defined in ARTICLE 8), available to each Member pursuant to the Management Agreement.

“Built-In Gains” means the excess of the value over tax basis of property contributed to the Company that is allocated pursuant to section 704(c) of the Code in determining Net Profits and Net Losses.

“Built-In Losses” means the excess of tax basis over the value of property contributed to the Company that is allocated pursuant to section 704(c) of the Code.

“Capital Account” means the capital account determined and maintained for each Member or Transferee on the books of the Company pursuant to Section 9.6.

“Capital Contribution” means the total amount of cash and the fair market value of other property (net of liabilities secured by such property that the Company is considered to assume or take subject to under section 752(c) of the Code) contributed to the Company by a Member pursuant to the terms of this Agreement.

“Certificate of Formation” means the certificate of formation pursuant to which the Company was formed, as originally filed with the office of the Secretary of State of the State of Washington, and as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, and underlying Regulations.

“Company” means Fleet Street Aviation, LLC, formed and operated in accordance with the terms and conditions of this Agreement.

“Distributable Cash”  means the amount of cash determined by the Manager pursuant to Section 11.2 to be available for distribution to the Members.

“Entity” means any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, estate, business trust, cooperative or association or any other organization that is not a natural Person.

“Events of Dissociation” means events of dissociation as defined by RCW 25.15.130.

“Excess Hours” means a Member’s pro rata portion of the operational flight hours pursuant to the Management Agreement in excess of a Member’s Allocated Hours, Additional Hours and Unused Hours.

“Incompetence” or “ Incompetent” means the inability of a Member or Manager to manage his or her property and affairs effectively for reasons including, but not limited to, mental illness, mental deficiency, physical illness or disability, advanced age, chronic use of drugs, chronic intoxication, confinement, detention by a foreign power or disappearance. If the Member or

Manager is unable to act because of physical or mental illness or disability, advanced age, or chronic intoxication or drug use, then written notice to that effect must be signed by that Member’s or Manager’s personal physician or, if he or she has no personal physician, by any qualified physician who is then treating him or her. If the Member or Manager is unable to act because of being detained, confined or missing, then written notice must be signed by someone having personal knowledge of his or her situation.

“LLC” means “limited liability company,” as defined by the Act.

“Majority Interest” means more than fifty percent (50%) of the then outstanding Membership Interests held by Members.

“Management Agreement” means that management and cross lease agreement entered into by and between Laureate Education, Inc. and Citation Shares Management, L.L.C., a Delaware limited liability company.

“Manager” means Douglas L. Becker and Robert W. Zentz, acting independently, and any other Person who may become a substitute or additional Manager as provided in ARTICLE 4.

“Member” or “ Members” means each Person who makes his, her or its required Capital Contribution and executes a counterpart of this Agreement as a Member and each Person who may hereafter become a Member pursuant to the terms of this Agreement.  The term “Member” as used herein shall include a Manager to the extent of his or her Membership Interest in the Company.

“Membership Interest” or “Interest” means the interest in the Company representing the Member’s right to receive distributions from the Company, to receive allocations of profits and losses and to vote or otherwise participate in any decision subject to approval by Members. The Membership Interest of each Member is set forth on Schedule B, as amended or restated.

“Net Profits” and “Net Losses” means for any taxable year the net income or loss of the Company, as reported for federal income tax purposes, and additional amounts allocated to the Members pursuant to sections 702 and 705 of the Code.

“Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Property” means any real, personal, tangible or intangible property contributed to, purchased, developed or otherwise acquired by, the Company.

“Regulations” means proposed, temporary and final Treasury Regulations promulgated under the Code and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

“Tax Matters Partner” means Laureate Education, Inc., and any other Person who may become a substitute Tax Manager as provided in Section 12.5.

“Transfer” means any sale, assignment, gift, exchange, pledge, encumbrance, devise, bequest, intestate transfer, change in beneficial interest of any trust or estate, distribution from any trust or estate, change in ownership of Entity members, or any other disposition of a Membership Interest, whether voluntary or involuntary.

“Unused Hours” means any unused operational flight hours, as provided for by the Management Agreement, including unused Allocated Hours and Additional hours, which may be carried over to the following year pursuant to the terms and conditions of the Management Agreement.

1.2                                        Interpretation.

a.                                     When required by the context, the singular includes the plural and vice versa, and the masculine includes the feminine and neuter genders, and vice versa;

b.                                    Except as otherwise specifically indicated, all references in this Agreement to “Schedules,” “Articles,” “Sections,” and other subdivisions are to the corresponding Schedules, Articles, Sections or subdivisions of this Agreement as they may be amended from time to time; and

c.                                     Headings used in this Agreement have been included for convenience and ease of reference only and will not in any manner influence the construction or interpretation of any provision of this Agreement.

1.3                                       Governing Law. This Agreement shall be construed and the rights, duties and obligations of the parties shall be determined in accordance with the laws of the State of Washington, exclusive of any choice of law provisions.

ARTICLE 2 — FORMATION OF COMPANY

2.1                                      Name. The name of the Company is Fleet Street Aviation, LLC.

2.2                                      Certificate of Formation. The Manager shall file or cause to be filed a Certificate of Formation in the Office of the Secretary of State of Washington, prior to or promptly upon execution of this Agreement and before the Company begins conducting business.

2.3                                      Principal Place of Business. The Company’s initial principal place of business shall be 1420 Fifth Avenue, Suite 4100, Seattle, Washington 98101-2338.  The Manager may change the location of the Company’s places of business to any other place or places as they deem advisable.

2.4                                     Registered Office and Registered Agent. The Company’s initial registered office shall be at 1420 Fifth Avenue, Suite 4100, Seattle, Washington, 98101-2338, and the name of its initial registered agent at such address shall be LPSL Corporate Services, Inc. The Manager may change the registered office and registered agent by filing an amendment to the Certificate of Formation.

2.5                                        Term. The term of the Company shall be perpetual, unless the Company is earlier dissolved in accordance with this Agreement.

2.6                                        Purposes. The purpose of the Company shall be to operate as an aircraft leasing company and to undertake any other purposes on which the Members may from time to time agree.

ARTICLE 3 — BUSINESS OF COMPANY

The business of the Company shall be to carry on any lawful business or activity that may be conducted by a limited liability company organized under the Act.

ARTICLE 4 — MANAGEMENT

4.1                                       Manager. Douglas L. Becker and Robert W. Zentz, acting independently, shall serve as the initial Managers. The Managers shall manage the day-to-day business and affairs of the Company. The Managers shall have a fiduciary duty to the Members in managing the Company. Except as otherwise expressly provided in this Agreement, the Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.  The Managers shall have the power and authority on behalf of the Company to:

a.                                    Invest and reinvest available funds in investments that, in the judgment of the Manager, are consistent with the purposes of the Company.

b.                                   Vote or give proxies to vote any stock or other voting security, to exercise management rights as a general partner or as a manager or member of a limited liability company, and to enter into or oppose, alone or with others, voting trusts, mergers, consolidations, foreclosures, liquidations, reorganizations or other changes in the financial structure of any business organization or buy-sell agreements, stock restriction agreement or stock redemption agreements.

c.                                    Expend Company funds or to borrow as the Manager deems appropriate.

d.                                   Collect obligations payable to the Company and take any lawful means for the recovery thereof by legal process or otherwise, and to execute and deliver a satisfaction and release therefor, together with the right to compromise any claim.

e.                                    Perform all of the Company’s obligations under any agreement entered into by the Company.

f.                                          Select and retain accountants, attorneys and other advisers (including investment advisers and property managers) to provide services for the Company.

g.                                        Execute, acknowledge and deliver any and all instruments to effectuate the foregoing.

h.                                      Take any other action deemed desirable by the Manager to further the purposes of the Company.

4.2                                         Major Decisions. The following actions shall be deemed Major Decisions and shall require the unanimous vote of all of the Members: (1) to amend this Agreement as provided for in Section 17.3; (2) to act in contravention of this Agreement; (3) to confess a judgment against the Company; (4) to file or consent to filing a petition for or against the Company under any federal or state bankruptcy, insolvency or reorganization act; (5) to possess or assign Property for other than a Company purpose; (6) to make a non-pro rata distribution or return of capital to any Member, except as otherwise provided in this Agreement; (7) to remove a Manager; (8) to admit or expel a Member; or (9) and such other events or decisions specifically subject to the vote of all the Members as provided in this Agreement.

4.3                                        Time. The Manager will devote to the business of the Company such time as the Manager, in his or her individual capacity, considers to be reasonable and prudent.

4.4                                        Compensation. The Manager shall be entitled to compensation from the Company for services rendered to the Company as Manager as approved by an affirmative vote of a Majority Interest. In addition, the Manager shall be reimbursed by the Company for reasonable out-of-pocket expenses incurred by the Manager in connection with the Company’s business.

4.5                                       Limitation of Liability.  A Manager shall not be liable, responsible or accountable in damages or otherwise to the Company, the other Managers, or the Members for any act or omission by a Manager performed in good faith and in a manner reasonably believed by such Manager to be (a) within the scope of authority granted to the Manager by this Agreement or in accordance with its provisions, and (b) in the best interest of the Company.  A Manager shall be liable for an act or omission that constitutes fraud, intentional misconduct, bad faith, gross negligence, a knowing violation of law, or any other act referred to by RCW 25.15.040(1)(a). The liability of any Manager shall be further limited as set forth in the Act and other applicable law, unless the terms of the Agreement state otherwise.

4.6                                       Indemnification. The Company shall release, indemnify and hold harmless its Manager against any liability, loss, damage, cost or expense incurred by them on behalf of the Company or in furtherance of the Company’s interests; provided that the Company shall not release, indemnify and hold harmless the Manager in any of the circumstances identified above under which the Manager would be liable to the Company. No Member shall have any personal liability with respect to the satisfaction of any required indemnification of the Manager.

4.7                                          Accountability to Company. The Manager must account to the Company and hold as trustee for it any profit or benefit derived by the Manager without consent of a majority of disinterested Members from any transaction connected with the conduct or winding up of the Company. Such accountability required by this Section 4.7 shall not impede any Manager ‘s rights to engage in independent activities as provided for in ARTICLE 15.

4.8                                          Related Party Transactions. The Manager may cause the Company to obtain products or services from entities controlling, controlled by, or under common control with any Manager and to pay such entities reasonable fees for such products and services.

4.9                                         Removal or Resignation. At a meeting called expressly for that purpose, any Manager may be removed by the unanimous vote of all of the Members (excluding the Manager who is the subject of the vote). A Manager shall not have the right to resign as a Manager without the consent of a Majority Interest. The removal or resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

4.10                                 Vacancies or Appointment of Manager. Any vacancy of the Manager occurring for any reason shall be filled by the affirmative vote of a Majority Interest. The appointment of Persons, who are either Members or non-Members, as successor or additional Managers shall be made by a Majority Interest. A Person who has been removed as a Manager shall be re-appointed Manager only with the affirmative vote of a Majority Interest excluding such Person’s Membership Interests.

4.11                                 Right to Rely on a Manager. Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by a Manager as to the identity and authority of any Manager to act on behalf of the Company.

4.12                                 Banking. All Company funds shall be deposited in its name in such accounts as the Manager designates. The Manager can authorize other persons to draw checks on Company bank accounts. Each bank in which a Company account is maintained is relieved of any responsibility to inquire into the Manager’s authority to deal with such funds, and absolved of all liability with respect to withdrawals from such Company accounts by any person duly authorized by the Manager.

ARTICLE 5 — MEMBERS; RIGHTS AND DUTIES

5.1                                        Identification of Members. The names and addresses of the Members are set forth on attached Schedule B, as amended or restated.

5.2                                       Limitation of Liability. No Member shall be liable for satisfaction of Company obligations. Each Member’s liability shall be limited to the extent provided in Section 4.5 with the term “Member” read in place of the term “Manager.”

5.3                                          Indemnification. The Company shall release, indemnify and hold harmless each Member for all costs, losses, liabilities and damages paid or accrued by such Member, and advance expenses incurred by such Member, in connection with the business of the Company, to the fullest extent provided or allowed by the Act.

5.4                                         Member Not Agent of the Company. No Member, other than a Member acting as a Manager, shall have any powers as a Member to bind the Company in contract or otherwise, nor will the Company be liable, responsible, or accountable in damages or otherwise for any action or failure to act by the Member. The Manager is vested with all management responsibility for the Company.

5.5                                         Accountability to Company. Every Member shall be accountable to the Company as provided in Section 4.7 with the term “Member” being read in place of the term “Manager.”

5.6                                         Inspection of Records. Each Member shall have the right to inspect and to copy at such Member’s expense, the records required to be maintained by the Company pursuant to Section 12.4. The inspection shall take place after reasonable request to the Manager and during ordinary business hours.

5.7                                         No Priority and Return of Capital.  Except as expressly provided in ARTICLES 10 or 11, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Net Profits, Net Losses or distributions. This Section 5.7 shall not apply to loans made by a Member to the Company.

ARTICLE 6 — ADMISSION AND EXPULSION OF MEMBERS

6.1                                        Additional Members. To be admitted as a member, an assignee must obtain the written consent of all the Members, which consent may be withheld by each Member in his or her sole and absolute discretion. A Person holding a valid proxy of a Member may sign a written consent on behalf of the Member. These requirements apply to all assignees, including Permitted Transferees. Any assignee that is not admitted as a Member shall retain the status of an Assignee as defined in this Agreement.

6.2                                       Accounting. No Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. At the time an additional Member is admitted, the Company’s books may be closed (as though the Company’s tax year had ended) or pro rata allocations of loss, income and expense deductions may be made to the additional Member for that portion of the Company’s tax year in which such Member was admitted in accordance with the provisions of section 706(d) of the Code.

6.3                                       Expulsion of Member. Any Member may be expelled from the Company on the affirmative vote of a Majority Interest (excluding the Member who is the subject of the vote). Upon the expulsion of any Member, the Company shall be required to pay to such Member the Fair Market Value, defined in Section 13.2.b, of such Member ‘s Membership Interest.

ARTICLE 7 — MEETINGS OF MEMBERS

7.1                                         Annual Meeting. The annual meeting of the Members shall be held during the first six (6) months of each calendar year, at such time as shall be determined by the Manager.

7.2                                          Special Meetings. A Manager, or Members holding at least an aggregate of sixty-five percent (65%) of the Membership Interests, may call a Special meeting of the Members for any purpose.

7.3                                         Place of Meetings/Telephonic Meetings. The Manager may designate any place, either within or outside the State of Washington for any meeting of the Members. If no designation is made, the place of meeting shall be the principal office of the Company specified in Section 2.3. Members may participate in a meeting by means of a conference telephone or similar communication equipment through which all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at a meeting.

7.4                                        Notice of Meetings. The Manager or Members calling the meeting shall give to each Member written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose for which the meeting is called. The Manager or Members shall deliver the notice as provided in Section 18.1 not less than ten (10) nor more than fifty (50) days before the date of the meeting.

7.5                                        Record Date. The record date for determining which Members are entitled to vote or adjourn a meeting of Members shall be the date on which any notice of meeting is delivered to a Member. The record date for determining which Members are entitled to take action without a meeting shall be the date the first Member signs a written consent.

7.6                                        Quorum. A quorum shall exist if Members owning sixty-five percent (65%) or more of the Membership Interests are represented in person or by proxy.

7.7                                       Manner of Acting. If a quorum is present, the affirmative vote of Members holding more than fifty percent (50%) of the Membership Interests represented at the meeting in person or by proxy shall be the act of the Members, unless the vote of a greater or lesser percentage is required by this Agreement or the Act.

7.8                                       Proxies. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member. Such proxy shall be filed with the Manager before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

7.9                                       Action by Members Without a Meeting. Any action that may be taken or is required by law to be taken at a meeting of Members, may be taken without a meeting of Members if (a) all the Members sign written consents specifying the actions they authorize, and (b) the written consents are delivered to the Company for inclusion in the minutes or Company records. A Person holding a valid proxy may sign a written consent on behalf of a Member. When the Company possesses all of the written consents, action so authorized may be taken. Unanimous consent shall have the same force and effect as a meeting vote of Members and may be described as such in any document filed with the Secretary of State of the State of Washington.

7.10                                   Waiver of Notice. When any notice is required to be given to a Member, a waiver thereof in writing signed by the Member entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

ARTICLE 8 — ALLOCATION OF OPERATIONAL FLIGHT HOURS

8.1                                          Allocated Hours. The Members agree that the yearly operational flight hours allocated to the Company pursuant to the Management Agreement (the “Allocated Hours”) will be allocated to each Member in accordance with their Interest in the Company. In the event that any of the Allocated Hours are not used by the Member, a Member’s unused Allocated Hours will carry over to that Member to the next year pursuant to the terms of the Management Agreement.

8.2                                         Additional Allocated Hours. Pursuant to the terms of the Management Agreement, the Company will be allocated additional operational flight hours (the “Additional Hours”) per year. The Members agree that these Additional Hours will be allocated to each Member in accordance with their Interest in the Company. In the event that the Member does not use any of the Additional Hours, a Member’s unused Additional Hours will carry over to that Member to the next year pursuant to the terms of the Management Agreement.

ARTICLE 9 — CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

9.1                                        Initial Capital Contributions. The initial Members shall make the Capital Contributions as set forth in attached Schedule B.

9.2                                        Additional Contributions. Each Member shall be required to make such additional Capital Contributions as shall be determined by the Manager from time to time to be necessary to meet the expenses of the Company. Upon the making of any such determination, the Manager shall give written notice stating the amount of the additional Capital Contribution. The Manager’s written notice shall be delivered to the Members no more than five (5) days following the Manager’s determination. In the event such a determination is made by the Manager, each of the Members shall be obligated to participate in such additional Capital Contributions on a pro rata basis in accordance with their Membership Interests. Each Member must contribute their additional Capital Contribution to the Company within three (3) days following the date such notice is given.

9.3                                       Failure to Make Capital Contributions. In the event a Member fails to make all or any portion of his or her respective additional Capital Contribution (defaulting Member) within five (5) days of the date such additional Capital Contribution is due, the Company shall reduce the defaulting Member’s Membership Interest and increase the non-defaulting Member’s Membership Interest on a pro rata basis (the “Adjustment”). Such Adjustment in the Interests shall be based upon the total amount of Capital Contributions made by all of the Members, including additional Capital Contributions, so that the Membership Interests of the Members reflect the failure of such Member to make such Capital Contribution.

9.4                             Obligation to contribute by Non-Defaulting Members. In the event a defaulting Member fails to pay his or her additional Capital Contribution as required by Section 9.2 within five (5) days of the date such Capital Contribution is due, then the non— defaulting Members shall make such additional Capital Contribution on behalf of the defaulting Member based on the non-defaulting Members’ Membership Interests. After such additional Capital Contribution has been made, the Company shall reduce the defaulting Member’s Membership Interest and increase the non-defaulting Members’ Membership Interest in accordance with Section 9.3. The amount of the additional Capital Contribution paid on behalf of the defaulting Member by the non-defaulting Members will accrue interest at the maximum amount then allowed by applicable law. However, at any time within the calendar year of default, the defaulting Member may redeem (the “Redemption”) up to his or her original ownership percentage by making payment in full of the outstanding balance of the additional Capital Contribution paid on his or her behalf together with interest at the rate of eighteen percent (18%) per annum to the non-defaulting Members. Interest will accrue from the date of default until the date of Redemption. A defaulting Member may not use the Aircraft until the date of the Redemption.

9.5                             Interest on Capital. No Member shall receive interest on such Member’s Capital Contributions.

9.6                             Capital Accounts. The Company shall maintain a capital account for each Member according to the regulations under section 704 of the Code. A Member’s capital account initially shall be the agreed value of initial capital contributed by the Member as shown on Schedule B. Each Member’s capital account shall thereafter be credited with the agreed value of any additional contributions made by the Member and the Member’s share of Net Profits excluding Built-In Gains and Built-In Losses. Each Member’s capital account shall be debited with the amount of cash withdrawals by, and distributions to, the Member and the Member’s share of Net Losses excluding Built-In Gains and Built-In Losses.

If a Member transfers Membership Interests, then the portion of the transferring Member’s capital account attributable to the transferred Membership Interest shall be added to the transferee’s capital account together with any increase appropriate to an election under section 754 of the Code.

If there is a redemption of a Membership Interest or an additional Capital Contribution, the Manager may elect to revalue the Company’s Property according to the principles of Treasury Regulation section l.704-l(b)(2)(iv)(f) and maintain the capital accounts consistent with the revaluation.

9.7 Withdrawal or Reduction of Members’ Contributions to Capital. No Member shall be entitled to withdraw or demand the return of any part of such Member’s Capital Contribution, except as specifically provided by ARTICLE 14. Furthermore, a Member shall not receive out of the Property any part of the Member ‘s Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains Property sufficient to pay them.

ARTICLE 10 — ALLOCATIONS OF NET PROFITS AND LOSSES

10.1                      Allocations Under Code Section 704(c).  Built-In Gains and Built-In Losses shall be allocated to the contributing Member according to the principles of section 704(c) of the Code. If a Member transfers all or part of the Member’s Interest, then a ratable portion of the Built-in Gains or Built-in Losses otherwise allocable to the Member shall be allocated to the Transferee of the Membership Interest.

10.2                      Allocation of Net Profits and Net Losses. The Company’s Net Profits and Losses remaining after the allocations required by Section 10.1 shall be allocated proportionately among the Members according to their respective Membership Interests. No Member has priority over any other Member as to the Net Profits and Losses of the Company.

10.3                      Transfer or Death. In the event of a Transfer of a Membership Interest, a Member’s death, or the expulsion of a Member, Net Profits and Losses shall be allocated based on the number of days in the particular year during which each Member owned such Member’s Membership Interest, or on any other reasonable basis consistent with applicable federal tax laws and regulations.

10.4                      Authority to Vary Allocations. The Manager has the authority to vary allocations to the extent necessary to comply with federal income tax laws.

ARTICLE 11 — DISTRIBUTIONS

11.1                       Distributions. The Company shall make distributions to the Manager or Members only as provided in this Article and as provided in ARTICLE 15 upon liquidation of the Company.

11.2                       Cash Distributions. The Manager shall distribute to the Members in proportion to their respective Membership Interests the Distributable Cash on hand at the end of each calendar year. Distributable Cash includes only cash remaining after the Manager has set aside reasonable reserves of cash for working capital, expected expenditures, current and reasonably expected investment opportunities and foreseen debt service and contingencies. Cash derived from Member contributions, borrowed funds and from sale of Company Property shall not be considered Distributable Cash. If the Manager determines that the Distributable Cash to be distributed to the Members will be insufficient to enable the Members to pay income taxes attributable to their respective interests in the Company, the Manager may distribute an amount reasonably necessary (as determined by the Manager) to cover any federal, state and local taxes on the Members’ allocable share of taxable Company profits.

11.3                       In Kind Distributions. The Manager shall not distribute any Property in kind except upon liquidation of the Company.

11.4                      Withholding; Amounts Withheld Treated as Distributions. The Manager is authorized to withhold from distributions, or with respect to allocations or payments to Members, and to pay over to the appropriate federal, state or local governmental authority any amounts required to be withheld pursuant to the Code or provisions of applicable state or local law. All amounts withheld pursuant to the preceding sentence in connection with any distribution shall be treated as amounts distributed to such Member pursuant to this ARTICLE 11 for all purposes of this Agreement.

11.5                      Limitation Upon Distributions. The Manager shall not make any distributions unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, excluding liabilities to Members on account of their contributions.

ARTICLE 12 — ACCOUNTING, BOOKS, AND RECORDS

12.1                                 Fiscal Year End. The fiscal year end of the Company shall be December 31.

12.2                                  Accounting Principles. The Manager shall keep the Company’s books and records and prepare its income tax returns in accordance with consistently applied accounting principles that the Manager determines is in the best interest of the Company and its Members.

12.3                       Loans to Company. Members may make secured or unsecured loans to the Company.

12.4                       Records and Reports. The Manager shall maintain, at the Company’s principal place of business, records and accounts of all financial activities, operations and transactions of the Company. The records and accounts may be maintained in other than written form if such form is capable of conversion into written form within a reasonable time. The records shall include (i) names and address of each Member and Manager, both past and present; (ii) a copy of the Certificate of Formation and all amendments thereto; (iii) copies of all tax returns and reports, if any, for the three (3) most recent years; (iv) the amount of cash and a description of the agreed value of the other property or services contributed by each Member (including that Member’s predecessors in interest), and that each Member has agreed to contribute; (v) a copy of all the Company’s LLC Agreements and amendments thereto; (vi) any financial statements of the Company for the three (3) most recent years; and (vii) minutes of every meeting of the Members and any written consents from Members for actions taken without a meeting. The Manager shall deliver to the Secretary of State of the State of Washington for filing annual reports that set forth information as required by the Act.

12.5                      Tax Matters Partner. Laureate Education, Inc. shall serve as Tax Matters Partner, as defined in section 623l(a)(7) of the Code. The Tax Matters Partner may resign upon written notice to all other Members mailed by certified mail no later than thirty (30) days preceding the effective date of such resignation. The Members may remove a Tax Matters Partner and may elect a new Tax Matters Partner by affirmative vote of a Majority Interest. The Company shall indemnify and reimburse the Tax Matters Partner for expenses including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members attributable to the Company.

12.6                      Returns. The Manager shall cause the preparation and timely filing of all tax and information returns required to be filed by the Company pursuant to the Code and all other tax and information returns deemed necessary and required in each jurisdiction in which the Company does business. The Manager shall furnish copies of such returns to the Members within a reasonable time after the end of the Company’s fiscal year.

12.7                      Tax Elections. No election shall be made to exclude the Company from the application of the provisions of subchapter K of the Code or from any similar provisions of state tax laws. If a Membership Interest is transferred, a Member dies, or any Property is distributed to a Member, the Manager shall, upon the written request of any Member, elect to cause the basis of the Property to be adjusted for federal income tax purposes under sections 734, 743 and 754 of the Code.

ARTICLE 13 — TRANSFERABILITY

13.1                      Transfer of Membership Interest. A Member may not Transfer all or any part of the Member’s Membership Interest unless (a) the Member first offers the Member’s Membership Interest for sale to the other Members or the Company as provided in Section 13.2 and (b) the Member provides satisfactory evidence to the Company that such Transfer shall not violate applicable securities laws. An assignee may become a Member upon satisfaction of Section 6.1.

13.2                      Offering Interest and Terms. Any Member (the “Transferring Member”) may offer, at any time, his or her Membership Interest to the other Members or to the Company. The Transferring Member shall deliver a written offer (an “Offering Notice”) to sell the Membership Interest (the “Offered Interest”) to the other Members and the Company at the Purchase Price, defined by Section 13.2.a, and subject to the terms in Schedule A.

a.                                      Purchase Price. The purchaser shall pay in the discretion of the purchaser either

i.                                          the Fair Market Value (as defined in Section 13.2.b) of the Offered Interest, or

ii.                                       the purchase price offered by an unrelated third party purchaser, if any, specified in the Offering Notice.

b.                                      Fair Market Value. The Fair Market Value of any Offered Interest is the price, on the date the Offering Notice is delivered (the “Valuation Date”), at which the Membership Interest being offered would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell, and both having reasonable knowledge of all relevant facts, including, but not limited to, the fact that no Member has the power to withdraw his or her Membership interest or to cause the Company to dissolve and liquidate before the end of the term of the Company. Therefore, the Fair Market Value of any Membership Interest shall be determined under the assumption that the only distributions that will be made will be each Member’s proportionate share of cash distributions of the Company and each Member’s proportionate share of the Company Property when the Company terminates.

13.3                      Any Transfer that does not conform to this ARTICLE 13 shall be null and void, provided further that, in the event of an unauthorized Transfer, the Manager shall be deemed to have received delivery of the Offering Notice on the date any Manager receives actual notice and may issue, on behalf of the Transferring Member, the Offering Notice to sell the Offered Interest to the other Members and the Company as provided by Section 13.2.

ARTICLE 14 — MEMBERS WITHDRAWAL RIGHT

No Member may withdraw from the Company prior to expiration of the term described in Section 2.5 without the consent of all of the other Members.

ARTICLE 15 — DISSOLUTION AND TERMINATION

15.1                                  Dissolution. The Company shall be dissolved upon the occurrence of any of the following events:

a.                                      expiration of the term specified in Section 2.5;

b.                                       an Event of Dissociation of any Member who is also a Manager; or

c.                                       unanimous written consent of the Members.

Upon the Event of Dissociation of any Member who is also a Manager, the Company shall not be dissolved, however, if there are at least two remaining Members and, within ninety (90) days from the occurrence of the Event of Dissociation, a Majority Interest of remaining Members vote to continue the Company under this Agreement. The Company shall continue despite an Event of Dissociation of a Member who is not a Manager. Upon the occurrence of an Event of Dissociation of a Member (including a Member who is also a Manager), the dissociating Member (or such Member’s assignee) shall have the rights of an assignee pursuant to RCW 25.15.130. No Member shall have the right to dissolve or terminate the Company for any reason other than as set forth above and each Member hereby waives any other rights that Member may have to dissolve or terminate the Company.

15.2                      Distribution Upon Termination. In the event the Company is dissolved pursuant to Section 15.1, the Company affairs shall be wound up as expeditiously as possible, the Property sold or distributed and the Company terminated. Any Member may be a purchaser of any or all of the assets. The Members shall share Net Profits and Losses during liquidation in accordance with their interests in the Company. The proceeds from liquidation of Company assets shall be applied in the following order of priority:

a.                          To debts, liabilities and expenses of the Company, owing to creditors, including Members and Managers who are creditors, to the extent otherwise permitted by law;

b.                           To Managers and Members in the manner provided in ARTICLE 11.

15.3                        Allocation of Gains and Losses Upon Termination. Any gains or losses upon disposition of the Property shall be allocated among the Manager and Members in the manner provided in ARTICLE 10.

15.4                        Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, the Manager shall file a certificate of cancellation with the Secretary of State of the State of Washington. Upon filing the certificate of cancellation, the existence of the Company shall cease, except as otherwise provided in the Act.

15.5                        Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Agreement, upon dissolution each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the property remaining after the payment or discharge of liabilities of the Company is insufficient to return the contributions of Members, no Member shall have recourse against any other Member.

15.6                        Winding-Up. The winding up of the Company affairs and the liquidation and distribution of its assets shall be conducted by the Manager, who is hereby authorized to do any and all acts and things authorized by law in order to effect such liquidation and distribution of the Company’s assets.

ARTICLE 16 — INDEPENDENT ACTIVITIES OF MANAGER AND MEMBERS

Any Manager or Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including but not limited to, the ownership, financing, management, employment by, lending to or otherwise participating in businesses that are similar to the business of the Company, and neither the Company nor the Manager or Members shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits therefrom.

ARTICLE 17 — POWER OFATTORNEY

17.1                      General. Each Member names the Manager as the Member’s attorney-in-fact, and gives the Manager full power and authority in the place of the Member to undertake the limited actions set forth in this Section 17.1. After the Manager establishes his authority to act pursuant to ARTICLE 4, the Manager may sign, file and record, on behalf of all the Members, any document necessary to accomplish or complete the authorized acts or activities. Such documents include, but are not limited to, those that (1) relate to the refinancing of the Company’s Property, (2) amend the

Certificate of Formation, (3) are required by any state in which the Company is doing business, (4) are deemed advisable by the Manager, (5) are required to continue the Company, admit additional or substituted Members, or dissolve or terminate the Company or any interest in it, (6) are required to obtain or settle any loan, and (7) are required to Transfer any Property.

17.2                        Power With an Interest. The power of attorney granted under this ARTICLE 17: (1) is a power coupled with an interest; (2) is a durable power of attorney and survives the Member’s Incompetence; (3) may be exercised by the Manager by a facsimile signature or by listing all of the Members executing the instrument with the signature of the Managers as the attorney-in-fact for all of them; and (4) survives the assignment of the Member ‘s interest, and empowers the Manager to act to the same extent for such successor Member.

ARTICLE 18 — MISCELLANEOUS PROVISIONS

18.1                     Notices. Any notice, demand, or communication required or permitted under this Agreement shall be deemed to have been duly given if delivered personally to the party to whom directed or, if mailed by registered or certified mail, postage and charges prepaid, addressed (a) if to a Member or Manager, to the Member’s or Manager’s address specified on attached Schedule B, and (b) if to the Company, to the address specified in Section 2.3. Any such notice shall be deemed to be given when personally delivered or, if mailed, three (3) business days after the date of mailing. A Member, the Company or the Manager may change its address for the purposes of notices hereunder by giving notice to the others specifying such changed address in the manner specified in this Section 18.1.

18.2                     Waivers. The failure of any Person to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

18.3                     Amendments. This Agreement may be amended only with the unanimous consent of the Members.

18.4                     Waiver of Right of Partition. The Members hereby irrevocably waive any and all right that each may have to maintain any action for partition with respect to the Property that is now held by the Company or is hereafter acquired, or to compel any sale thereof under any law now existing or hereinafter enacted.

18.5                     Rights and Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one (1) right or remedy shall not preclude or waive the right to use any or all other remedies. These rights and remedies are given in addition to any other rights, other than the right of partition, the parties may have by law, statute, ordinance or otherwise.

18.6                     Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this

Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

18.7                      Heirs, Successors and Assigns. Each of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs,  legal representatives, successors and assigns.

18.8                      Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

18.9                      Counterparts. This Agreement may be executed in one (1) or more counterparts each of which shall be deemed an original, all of which together shall constitute one (1) and the same agreement. Delivery of a signed counterpart by telephone facsimile transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

18.10               Arbitration. In the event of any dispute between any of the parties to this Agreement in interpreting or enforcing this Agreement, or in seeking damages for any alleged breach hereof, such dispute shall, in the first instance, be negotiated among the disputing parties in good faith. If not so resolved, the dispute shall be submitted to binding arbitration to be conducted without delay and in conformance with the rules and procedures of the American Arbitration Association, Seattle, Washington Chapter. The substantially prevailing party shall be entitled to all costs and expenses incurred in the arbitration, including without limitation, actual reasonable attorney’s fees and expert fees, as well as all other recoverable costs, damages and awards.

18.11               Attorneys’ Fees. In the event of a dispute between the Manager and Members, or the Members arising out of this Agreement that is arbitrated or litigated, the substantially non- prevailing party shall pay the reasonable costs and attorneys’ fees of the substantially prevailing party, including the reasonable costs and attorneys’ fees incurred in the appeal of any final or interlocutory judgment.

18.12               Reasonableness. Whenever the consent or approval of a Member is required under this Agreement, the same shall be given in a timely manner and shall not be unreasonably withheld.

18.13               Construction. The language in this Agreement shall in all cases be construed as a whole and in accordance with its fair meaning, and shall not be construed either for or against the either party hereto.

18.14               Execution of Additional Documents. The parties hereto agree to execute any and all additional documents and/or instruments consistent with and necessary to carry out the terms of this Agreement.

18.15               Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all other agreements, understandings, communications, representations or negotiations, whether oral or written, between the parties hereto. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective assigns.

18.16                 Investment Representations. The Membership Interests have not been registered under the Securities Act of 1933, the Securities Act of Washington or any other state securities laws (collectively, the “Securities Acts”) because the Company is issuing the Membership Interests in reliance upon the exemptions from the registration requirements of the Securities Acts, and the Company is relying upon the fact that the Membership Interests are to be held by each Member for investment.

Accordingly, each Member hereby confirms that they acquired the Membership Interests for such Member ‘s own account and not with a view to the resale or distribution thereof. Each Member acknowledges that the Membership Interests may not be offered or sold to anyone unless there is an effective registration or other qualification relating thereto under all applicable Securities Acts or unless such Member delivers to the Company an opinion of counsel, satisfactory to the Company, that such registration or other qualification is not required. The Members understand that the Company is under no obligation to register the Membership Interests or to assist any Member in complying with any exemption from registration under the Securities Acts.

Executed by the undersigned Member and Manager effective the date first written above.

MEMBER:		MANAGERS:

LAUREATE EDUCATION, INC, a Maryland
Corporation

By:	/s/ Robert W. Zentz	/s/ Douglas L. Becker
	Its: SVP	Douglas l. Becker

/s/ Robert W. Zentz
Robert W. Zentz

SCHEDULE A

TRANSFER RESTRICTIONS

I.                                        Inter Vivos Transfer.

A.                                   The Transferring Member shall give the Offering Notice to the Company and to all of the other Members. The Offering Notice shall describe the proposed Transfer, including the terms of any proposed sale.

B.                                   The Members may exercise their right to purchase all or any part of the Offered Interest by giving notice (the “Response Notice”) to the Transferring Member and to the Company within thirty (30) days after receipt of the Offering Notice. If more than one (1) Member elects to purchase the Offered Interest, then the Members so electing shall purchase the Offered Interest in such proportions as they may agree or in absence of agreement, they shall purchase the Offered Interest pro rata in proportion to their Membership Interests.

C.                                   The Company shall give written notice (the “Company Response Notice”) to the Transferring Member as to whether it will purchase the Offered Interest, to the extent not purchased by the other Members, not later than sixty (60) days after its receipt of the Offering Notice.

D.                                   The purchasers shall set a closing date not more than ninety (90) days from receipt of the Offering Notice. The purchasers shall agree upon the Purchase Price (to the extent permitted by Section 13.2.a).

E.                                    The Transferring Member may transfer the balance of the Offered Interest not purchased by the Members or the Company but only in strict compliance with the terms established in the Offering Notice and this Agreement. The Transferring Member has one hundred twenty (120) days following the close of the sixty (60) day notice period to complete the transaction described in the Offering Notice. Thereafter the Transferring Member must satisfy the provisions of ARTICLE 13 to transfer the Offered Interest.

II.                                    Transfer at Death.

A.                                   In the case of a Transfer by reason of the death of a Member or from the estate or a trust of a deceased Member, the personal or other legal representative of the decedent may, if the estate of the deceased Member is obligated to file an estate tax return, elect to defer giving notice of the Transfer until the estate receives an estate tax closing letter from the Internal Revenue Service, provided that the personal representative does not attempt to Transfer the decedent’s Membership Interest prior to that time. The obligation of the decedent’s representative to issue an Offering Notice shall arise when the legal representative decides to Transfer the property but in no event later than the date the estate tax closing letter is received.

III.                               Payment Terms.

A.                                   The Transferring Member and the purchaser or purchasers shall agree on the terms of payment of the purchase price. In absence of agreement the consideration paid shall be determined as follows:

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1.        If the total consideration is less than Twenty Thousand Dollars ($20,000) then the entire purchase price shall be paid in immediately available funds.

2.         If the total consideration equals or exceeds Twenty Thousand Dollars ($20,000), then the promissory note shall call for payment in ten (10) equal semiannual consecutive installments. The promissory note shall bear interest payable with each installment payment compounded semiannually at the applicable federal long term rate under section 1274(d)  of the Code as of the date the promissory note is executed. The purchaser or purchasers may prepay the installment note with any prepayments applied to reduce the outstanding principal balance of the note.

3.                                      The promissory note shall not be secured.

B.                                    Any dispute regarding Fair Market Value shall be resolved as provided below:

1.         Each party to the dispute (the “Disputing Party”) shall name one (1) certified aircraft appraiser designation to provide a written opinion of Fair Market Value of the interest in dispute. The appraisers shall be unrelated to and independent of the Disputing Parties.

2.         If the Disputing Parties cannot resolve the dispute based on the written opinions of the appraisers, then the Disputing Parties shall apply for arbitration of the dispute to the Seattle regional office of the American Arbitration Association (“AAA”). The Disputing Parties shall provide copies of the written appraisals to the AAA, who shall conduct the arbitration according to the AAA’s Commercial Arbitration rules in accordance with Washington law.

3.         The Disputing Parties shall unanimously agree on the arbitrator, or in absence of unanimity, by vote of the Members.

4.         The arbitrator shall choose one (1) of the written opinions as Fair Market Value. The determination of Fair Market Value shall be final as between the Disputing Parties and may be enforced or preserved upon application to any court of competent jurisdiction.

5.          The parties that substantially prevail in the arbitration proceeding or in a legal proceeding to enforce or preserve the arbitration determination, including all appeals, shall be entitled to recover from the opposing party(ies) all costs and expenses incurred by the substantially prevailing parties with respect to all proceedings, including reasonable attorneys’ fees.

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SCHEDULE B

CAPITAL CONTRIBUTIONS

Member	Agreed Value of Contribution	Membership Interest

(1) Laureate Education, Inc.	$885,000	100%

Address: 1001 Fleet Street Baltimore, MD 21202

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